Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-282457

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 22, 2024)
600,000 COMMON SHARES
$0.01 PAR VALUE PER SHARE
Nuveen Minnesota Quality Municipal Income Fund

Nuveen Minnesota Quality Municipal Income Fund (the “Fund”), a diversified, closed-end management investment company, is offering up to 600,000 of its common shares, $0.01 par value per share (the “Common Shares”), pursuant to this prospectus supplement.
The minimum price on any day at which Common Shares may be sold will not be less than the current net asset value (“NAV”) per share plus the per share amount of the commission to be paid to the Fund’s distributor, Nuveen Securities, LLC (“Nuveen Securities”). The Fund and Nuveen Securities will suspend the sale of Common Shares if the per share price of the shares is less than such minimum price. The Fund currently intends to distribute the shares offered pursuant to this prospectus supplement primarily through transactions deemed “at the market,” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the New York Stock Exchange (the "NYSE") or sales made to or through a market maker other than on an exchange. For information on how Common Shares may be sold, see the “Plan of Distribution” section of this prospectus supplement.
The Fund will compensate Nuveen Securities with respect to sales of Common Shares at a variable commission rate. The variable commission rate shall be equal to the sum of (i) seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.20% of the aggregate gross sales proceeds. Out of this commission, Nuveen Securities will compensate the applicable dealer at a variable commission rate equal to seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds. In connection with the sale of the Common Shares on the Fund’s behalf, Nuveen Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Nuveen Securities may be deemed to be underwriting commissions or discounts.
Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “NMS.” The closing price for the Common Shares on the NYSE on November 20, 2024 was $13.35. The NAV of the Common Shares at the close of business on November 20, 2024 was $12.63 per Common Share.
Common shares of
closed-end
investment companies, such as the Fund, often trade at a discount to their NAV. This creates a risk of loss for an investor purchasing common shares in a public offering.
Investing in the Common Shares involves risks. See “Risk Factors” beginning on page 13 of the accompanying prospectus. You should consider carefully these risks together with all of the other information in this prospectus supplement and the accompanying prospectus before making a decision to purchase Common Shares.
The date of this prospectus supplement is November 22, 2024.
(continued on next page)

(continued from previous page)
You should read this prospectus supplement, together with the accompanying prospectus, which contains important information about the Fund, before deciding whether to invest in Common Shares and retain it for future reference. A statement of additional information, dated November 22, 2024, and as it may be supplemented (the “SAI”), containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into this prospectus supplement and the accompanying prospectus. This prospectus supplement, the accompanying prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This prospectus supplement describes the specific details regarding this offering, including the method of distribution. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the SAI, you should rely on this prospectus supplement. You may request a free copy of the SAI, annual and semi-annual reports to shareholders, and other information about the Fund, and make shareholder inquiries by calling (800) 257-8787 or by writing to the Fund at 333 West Wacker Drive, Chicago, Illinois 60606, or from the Fund’s website (www.nuveen.com). The information contained in, or that can be accessed through, the Fund’s website is not part of this prospectus supplement, the accompanying prospectus or the SAI, except to the extent specifically incorporated by reference herein. You also may obtain a copy of the SAI (and other information regarding the Fund) from the SEC’s website (www.sec.gov).
You should not construe the contents of this prospectus supplement and the accompanying prospectus as legal, tax or financial advice. You should consult with your own professional advisors as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Common Shares.

Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. The Fund has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer of Common Shares in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates on the front covers. The Fund’s business, financial condition and prospects may have changed since that date.

i

FORWARD-LOOKING STATEMENTS
Any projections, forecasts and estimates contained or incorporated by reference herein are forward looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates, market, financial or legal uncertainties, including changes in tax law, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund or any of its affiliates or any other person or entity of the results that will actually be achieved by the Fund. Neither the Fund nor its affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. The Fund acknowledges that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as the Fund.

ii

PROSPECTUS SUPPLEMENT SUMMARY
This is only a summary. You should review the more detailed information contained elsewhere in this prospectus supplement (“Prospectus Supplement”), in the accompanying prospectus and in the statement of additional information (“SAI”).

The Fund	Nuveen Minnesota Quality Municipal Income Fund (the “Fund”) is a diversified, closed-end
management investment company. The Fund’s common shares, $.01 par value per share (the “Common Shares”), are traded on the NYSE under the symbol “NMS”. See “Description of Shares—Common Shares” in the prospectus.

Investment Adviser	Nuveen Fund Advisors, LLC (“Nuveen Fund Advisors”) is the Fund’s investment adviser, responsible for overseeing the Fund’s overall investment strategy and its implementation.

Nuveen Fund Advisors, a registered investment adviser, offers advisory and investment management services to a broad range of investment company clients. Nuveen Fund Advisors has overall responsibility for management of the Fund, oversees the management of the Fund’s portfolio, manages the Fund’s business affairs and provides certain clerical, bookkeeping and other administrative services. Nuveen Fund Advisors is located at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen Fund Advisors is an indirect subsidiary of Nuveen, LLC (“Nuveen”), the investment management arm of Teachers Insurance and Annuity Association of America (“TIAA”). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and is the companion organization of College Retirement Equities Fund. As of September 30, 2024, Nuveen managed approximately $1.3 trillion in assets, of which approximately $150.8 billion was managed by Nuveen Fund Advisors.

Sub-Adviser	Nuveen Asset Management, LLC (“Nuveen Asset Management”), located at 333 West Wacker Drive, Chicago, Illinois 60606, serves as the Fund’s investment sub-adviser
and is an affiliate of Nuveen Fund Advisors. Nuveen Asset Management is a registered investment adviser. Nuveen Asset Management oversees the day-to-day
investment operations of the Fund.

The Offering
The Fund has entered into a distribution agreement (the “Distribution Agreement”) with Nuveen Securities, LLC (“Nuveen Securities”), a registered broker-dealer affiliate of Nuveen Fund Advisors and Nuveen Asset Management, to provide for distribution of the Common Shares. Nuveen Securities has entered into a selected dealer agreement with Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) pursuant to which Stifel Nicolaus will be acting as Nuveen Securities’
sub-placement
agent with respect

to the Common Shares offered pursuant to this Prospectus Supplement and the accompanying prospectus. The minimum price on any day at which Common Shares may be sold will not be less than the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to Nuveen Securities (the “Minimum Price”). The Fund and Nuveen Securities will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and Nuveen Securities, however, will not authorize sales of Common Shares if the price per Common Share is less than the Minimum Price. The Fund and Nuveen Securities may elect not to authorize sales of Common Shares on a particular day even if the price per Common Share is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and Nuveen Securities will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The Fund will compensate Nuveen Securities with respect to sales of Common Shares at a variable commission rate. The variable commission rate shall be equal to the sum of (i) seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.20% of the aggregate gross sales proceeds. “Gross sales proceeds” with respect to each sale of Common Shares shall be the gross sales price per Common Share multiplied by the number of Common Shares sold. The gross sales price with respect to each sale of Common Shares sold pursuant to the Distribution Agreement shall be the gross sales price per Common Share of such Common Shares. Nuveen Securities will compensate Stifel Nicolaus as sub-placement agent at a variable commission rate equal to seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds. Settlements of sales of Common Shares will occur on the first business day following the date on which any such sales are made.

In connection with the sale of the Common Shares on behalf of the Fund, Nuveen Securities may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), and the compensation of Nuveen Securities may be deemed to be underwriting commissions or discounts. Unless otherwise indicated in a further prospectus supplement, Nuveen Securities will act as underwriter on a reasonable efforts basis.

The offering of Common Shares pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all Common Shares subject thereto or (ii) termination of the Distribution Agreement. The Fund and Nuveen Securities each have the right to terminate the Distribution Agreement in its discretion at any time. See “Plan of Distribution.”

The principal business address of Nuveen Securities is 333 West Wacker Drive, Chicago, Illinois 60606.

Risk Factors	See “Risk Factors” in the accompanying prospectus, for a discussion of the principal risks you should carefully consider before deciding to invest in Common Shares.

SUMMARY OF FUND EXPENSES
The purpose of the table and the example below is to help you understand all fees and expenses that you, as a shareholder of Common Shares (“Common Shareholder”), would bear directly or indirectly. The table shows the expenses of the Fund as a percentage of the average net assets applicable to Common Shares, and not as a percentage of total assets or Managed Assets.

Shareholder Transaction Expenses (as a percentage of offering price)
Maximum Sales Charge	1.00	*
Offering Costs (1)	0.87%
Dividend Reinvestment Plan Fees (2)	$2.50

*
The maximum sales charge for offerings made at-the-market is 1.00%. If the Common Shares are sold to or through underwriters in an offering that is not made at-the-market, the applicable Prospectus Supplement will set forth any other applicable sales load and the estimated offering expenses. Fund shareholders will pay all offering expenses involved with an offering.

As a Percentage of Net Assets Attributable to Common Shares(3)
Annual Expenses
Management Fees	1.03%
Interest and Other Related Expenses (4)	3.08%
Other Expenses (5)	0.19%
Total Annual Expenses	4.30%

(1)	Assuming a Common Share offering price of $13.35 (the Fund’s closing price on the NYSE on November 20, 2024).
(2)
You will be charged a $2.50 service charge and pay brokerage charges if you direct ComputerShare as agent for the Common Shareholders (the “Plan Agent”), to sell your Common Shares held in a dividend reinvestment account.

(3)	Stated as percentages of average net assets attributable to Common Shares for the fiscal year ended May 31, 2024.
(4)	Interest and Other Related Expenses reflect actual expenses and fees for leverage incurred by the Fund for the fiscal year ended May 31, 2024. The types of leverage used by the Fund for the fiscal year ended May 31, 2024 are described in the Fund Leverage and the Notes to Financial Statements sections of the annual report. Actual Interest and Other Related Expenses incurred in the future may be higher or lower. If short-term market interest rates rise in the future, and if the Fund continues to maintain leverage, the cost of which is tied to short-term interest rates, the Fund's interest expenses on its short-term borrowings can be expected to rise in tandem. The Fund's use of leverage will increase the amount of management fees paid to the Fund's adviser and sub-advisor(s).
(5)
Other Expenses is based on estimated amounts for the current fiscal year. Expenses attributable to the Fund’s investments, if any, in other investment companies are currently estimated not to exceed 0.01%. See “The Fund’s Investments—Other Investment Companies” in the SAI.

Example
The following example illustrates the expenses including the applicable transaction fees (referred to as the “Maximum Sales Charge” in the fee table above), if any, and estimated offering costs, that a Common Shareholder would pay on a $1,000 investment that is held for the time periods provided in the table. The example assumes that all dividends and other distributions are reinvested in the Fund and that the Fund’s Annual Total Expenses, as provided above, remain the same. The example also assumes a transaction fee of 1.00%, as a percentage of the offering price, and a 5% annual return.
1

1 Year	3 Years	5 Years	10 Years
$61	$147	$233	$456
The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown above.

(1)
The example assumes that all dividends and distributions are reinvested at Common Shares NAV. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

TRADING AND NET ASSET VALUE INFORMATION
The following table shows for the periods indicated: (i) the high and low sales prices for the Common Shares reported as of the end of the day on the NYSE, (ii) the high and low NAV of the Common Shares, and (iii) the high and low of the premium/(discount) to NAV (expressed as a percentage) of the Common Shares. The Fund’s Common Shares have historically traded both at premiums and discounts in relation to the Fund’s NAV per share. The Fund cannot predict whether its Common Shares will trade at a premium or discount to NAV in the future. The Board of Trustees has currently determined that, at least annually, it will consider action that might be taken to reduce or eliminate any material discount from NAV in respect of Common Shares, which may include the repurchase of such shares in the open market or in private transactions, the making of a tender offer for such shares at NAV, or the conversion of the Fund to an open-end investment company. The Fund cannot assure you that its Board of Trustees will decide to take any of these actions, or that share repurchases or tender offers will actually reduce market discount.

	Market Price		NAV		Premium/(Discount) to NAV
Fiscal Quarter Ended	High	Low	High	Low	High	Low
August 2024	$12.92	$10.80	$12.79	$12.44	0.99%	(13.18)%
May 2024	$11.35	$10.74	$12.83	$12.42	(11.54)%	(13.53)%
February 2024	$11.25	$10.85	$12.83	$12.56	(12.31)%	(13.61)%
November 2023	$10.69	$9.22	$12.47	$11.14	(14.27)%	(17.24)%
August 2023	$11.30	$10.53	$12.73	$12.28	(11.23)%	(14.25)%
May 2023	$12.10	$10.88	$12.88	$12.48	(6.06)%	(12.82)%
February 2023	$12.38	$11.23	$13.11	$12.59	(5.57)%	(10.80)%
November 2022	$14.81	$10.37	$12.90	$11.52	14.80%	(9.98)%
August 2022	$15.75	$14.49	$13.43	$13.43	17.27%	7.89%

The NAV per Common Share, the market price and percentage of premium/(discount) to NAV per Common Share on November 20, 2024, was $12.63, $13.35 and 5.70%, respectively. As of November 20, 2024, the Fund had 5,792,271 Common Shares outstanding, and net assets applicable to Common Shares of $73,171,691. See “Repurchase of Fund Shares; Conversion to Open-End Fund” in the accompanying prospectus.
USE OF PROCEEDS
Assuming the sale of all of the Common Shares offered under this Prospectus Supplement and the accompanying prospectus, at the last reported sale price of $13.35 per share for Common Shares on the NYSE as of November 20, 2024, the Fund estimates that the net proceeds of this offering will be approximately $7,859,900 after deducting the estimated sales load and the estimated offering expenses payable by the Fund, if any. There is no guarantee that there will be any sales of Common Shares pursuant to this Prospectus Supplement and the accompanying prospectus. Actual sales, if any, of Common Shares under this Prospectus Supplement and the accompanying prospectus may be less than as set forth above. In addition, the price per share of any such sale may be greater or less than the price set forth above, depending on the market price of Common Shares at the time of any such sale. As a result, the actual net proceeds the Fund receives may be more or less than the amount of net proceeds estimated in this Prospectus Supplement.
The net proceeds from the issuance of Common Shares hereunder will be invested in accordance with the Fund’s investment objectives and policies as set forth in the accompanying prospectus. The Fund currently anticipates that it will be able to invest substantially all of the net proceeds in investments that meet the Fund’s investment objectives and policies within approximately three months of the receipt of such proceeds. Pending investment, it is anticipated that the proceeds will be invested in short-term or long-term securities issued by the U.S. Government or its agencies or instrumentalities or in high-quality, short-term money market instruments.

PLAN OF DISTRIBUTION
The Fund will bear the expenses of this offering, including but not limited to, the expenses of preparation of the prospectus, including this Prospectus Supplement, and SAI for this offering and the expense of counsel and auditors in connection with the offering.
The Fund has entered into a distribution agreement (the “Distribution Agreement”) with Nuveen Securities, LLC (“Nuveen Securities”). Subject to the terms and conditions of the Distribution Agreement, the Fund may from time to time issue and sell its Common Shares through Nuveen Securities to certain broker-dealers which have entered into selected dealer agreements with Nuveen Securities. Currently, Nuveen Securities has entered into a selected dealer agreement with Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) pursuant to which Stifel Nicolaus will be acting as the exclusive sub-placement
agent with respect to the Common Shares offered pursuant to this Prospectus Supplement and the accompanying prospectus.
The minimum price on any day at which Common Shares may be sold will not be less than the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to Nuveen Securities (the “Minimum Price”). The Fund and Nuveen Securities will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and Nuveen Securities, however, will not authorize sales of Common Shares if the price per Common Share is less than the Minimum Price. The Fund and Nuveen Securities may elect not to authorize sales of Common Shares on a particular day even if the price per Common Share is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and Nuveen Securities will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.
The Fund will compensate Nuveen Securities with respect to sales of Common Shares at a variable commission rate. The variable commission rate shall be equal to the sum of (i) seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.20% of the aggregate gross sales proceeds. “Gross sales proceeds” with respect to each sale of Common Shares shall be the gross sales price per Common Share multiplied by the number of Common Shares sold. The gross sales price with respect to each sale of Common Shares sold pursuant to the Distribution Agreement shall be the gross sales price per Common Share of such Common Shares. Nuveen Securities will compensate Stifel Nicolaus as sub-placement agent at a variable commission rate equal to seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds. Settlements of sales of Common Shares will occur on the first business day following the date on which any such sales are made.
In connection with the sale of the Common Shares on behalf of the Fund, Nuveen Securities may be deemed to be an underwriter within the meaning of the 1933 Act, and the compensation of Nuveen Securities may be deemed to be underwriting commissions or discounts. Unless otherwise indicated in a further prospectus supplement, Nuveen Securities will act as underwriter on a reasonable efforts basis.
The offering of Common Shares pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all Common Shares subject thereto or (ii) termination of the Distribution Agreement. The Fund and Nuveen Securities each have the right to terminate the Distribution Agreement in its discretion at any time.
Stifel Nicolaus, its affiliates and their respective employees hold or may hold in the future, directly or indirectly, investment interests in Nuveen, Nuveen Fund Advisors, TIAA, or any of their affiliates or funds. The interests held by employees of Stifel Nicolaus or its affiliates are not attributable to, and no investment discretion is held by, Stifel Nicolaus or its affiliates.
The principal business address of Nuveen Securities is 333 West Wacker Drive, Chicago, Illinois 60606.

CAPITALIZATION
The Fund may offer and sell up to 600,000 of its Common Shares, $0.01 par value per share, from time to time through Stifel Nicolaus as sub-placement agent under this Prospectus Supplement and the accompanying prospectus. There is no guarantee that there will be any sales of the Common Shares pursuant to this Prospectus Supplement and the accompanying prospectus. The table below assumes that the Fund will sell 600,000 of its Common Shares at a price of $13.35 per share (which represents the last reported sales price per share of the Common Shares on the NYSE on November 20, 2024). Actual sales, if any, of the Common Shares under this Prospectus Supplement and the accompanying prospectus may be greater or less than $13.35 per share, depending on the market price of the Common Shares at the time of any such sale.
The following table sets forth the Fund’s capitalization (1) on a historical basis as of November 20, 2024 (unaudited); and (2) on a pro forma basis as adjusted to reflect the assumed sale of 600,000 Common Shares at $13.35 per share (the last reported price per share of the Common Shares on the NYSE on November 20, 2024), in an offering under this Prospectus Supplement and the accompanying prospectus, after deducting the assumed commission of $80,100 (representing an estimated commission to Nuveen Securities of 1.00% of the gross proceeds of the sale of Common Shares, out of which Nuveen Securities will compensate Stifel Nicolaus at a rate of up to 0.80% of the gross sales proceeds of the sale of the Common Shares sold by Stifel Nicolaus.

	As of November 20, 2024 (unaudited)	As adjusted for Offering (unaudited)
Common shares	5,792,271	6,392,271
Paid in Capital	$80,940,087	$88,869,987
Undistributed net investment income	$(2,043,178)	$(2,043,178)
Accumulated gain/(loss)	$(5,556,789)	$(5,556,789)
Net appreciation/depreciation	$(168,429)	$(168,429)
Net assets	$73,171,691	$81,101,591
Net asset value	$12.63	$12.69

*	Assumes a total of $70,000 of the estimated offering costs will be deferred over the 3 year life of the registration.

LEGAL MATTERS
Certain legal matters in connection with the Common Shares will be passed upon for the Fund by Stradley Ronon Stevens & Young, LLP, located at 2005 Market Street, Suite 2600, Philadelphia, Pennsylvania. Stradley Ronon Stevens & Young, LLP may rely as to certain matters of Massachusetts law on the opinion of Morgan, Lewis & Bockius LLP.
AVAILABLE INFORMATION
The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the 1940 Act and is required to file reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information about the Fund can be inspected at the offices of the NYSE.
This Prospectus Supplement does not contain all of the information in the Fund’s Registration Statement, including amendments, exhibits, and schedules. Additional information about the Fund and the Common Shares can be found in the Fund’s Registration Statement (including amendments, exhibits, and schedules) on Form
N-2
filed with the SEC. The SEC maintains a website (www.sec.gov) that contains the Fund’s Registration Statement, other documents incorporated by reference, and other information the Fund has filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

BASE PROSPECTUS

600,000 Shares

Common Shares

Preferred Shares

Rights to Purchase Common Shares

Nuveen Minnesota Quality Municipal Income Fund

The Offering. Nuveen Minnesota Quality Municipal Income Fund (the “Fund”) is offering, on an immediate, continuous or delayed basis, in one or more offerings, up to 600,000, common shares (“Common Shares”), preferred shares (“Preferred Shares”), and/or subscription rights to purchase Common Shares (“Rights,” and collectively with Common Shares and Preferred Shares, “Securities”), in any combination. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. The prospectus supplement relating to any offering of Securities will describe such offering, including, as applicable, the names of any underwriters, dealers or agents and information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. The prospectus supplement relating to any Rights offering will set forth the number of Common Shares issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering. For more information about the manners in which the Fund may offer Securities, see “Plan of Distribution.”

The Fund. The Fund is a diversified, closed-end management investment company. The Fund's primary investment objective is to seek to provide current income exempt from both regular federal and Minnesota income taxes. The Fund's secondary investment objective is to enhance portfolio value relative to the Minnesota municipal bond market by investing in Minnesota municipal securities that the Fund's sub-adviser believes are underrated or undervalued or that represent municipal market sectors that are undervalued. There can be no assurance that the Fund will achieve its investment objectives or that the Fund’s investment strategies will be successful.

This Prospectus, together with any related prospectus supplement, sets forth concisely information about the Fund that a prospective investor should know before investing, and should be retained for future reference. Investing in Securities involves risks, including the risks associated with the Fund’s use of leverage. You could lose some or all of your investment. You should consider carefully these risks together with all of the other information in this Prospectus and any related prospectus supplement before making a decision to purchase any of the Securities. See “Risk Factors” beginning on page 13.

Common Shares are listed on the New York Stock Exchange (the “NYSE”). The trading or “ticker” symbol of the Common Shares is “NMS.” The closing price of the Common Shares, as reported by the NYSE on November 13, 2024, was $13.42 per Common Share. The net asset value of the Common Shares at the close of business on that same date was $12.65 per Common Share. Preferred Shares and/or Rights issued by the Fund may also be listed on a securities exchange.

* * *

You should read this Prospectus, together with any related prospectus supplement, which contains important information about the Fund, before deciding whether to invest and retain it for future reference. A Statement of Additional Information, dated November 22, 2024 (the “SAI”), containing additional information about the Fund has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and is incorporated by reference in its entirety into this Prospectus. You may request a free copy of the SAI, the table of contents of which is on the last page of this Prospectus, annual and semi-annual reports to shareholders and other information about the Fund and make shareholder inquiries by calling (800) 257-8787, by writing to the Fund at 333 West Wacker Drive, Chicago, Illinois 60606 or from the Fund’s website (http://www.nuveen.com). The information contained in, or that can be accessed through, the Fund’s website is not part of this Prospectus, except to the extent specifically incorporated by reference herein. You also may obtain a copy of the SAI (and other information regarding the Fund) from the SEC’s web site (http://www.sec.gov).

The date of this Prospectus is November 22, 2024.

The Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other governmental agency.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference into this Prospectus and any related prospectus supplement. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this Prospectus and any related prospectus supplement is accurate as of any date other than the dates on their covers. The Fund will update this Prospectus to reflect any material changes to the disclosures herein.

FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward looking statements include changes in interest rates, market, financial or legal uncertainties, including changes in tax law, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund or any of its affiliates or any other person or entity of the results that will actually be achieved by the Fund. Neither the Fund nor its affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. The Fund acknowledges that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as the Fund.

PROSPECTUS SUMMARY

This is only a summary. You should review the more detailed information contained elsewhere in this Prospectus and any related prospectus supplement and in the Statement of Additional Information (the “SAI”).

The Fund	Nuveen Minnesota Quality Municipal Income Fund (the “Fund”) is a diversified, closed-end management investment company. See “The Fund.” The Fund’s common shares, $0.01 par value per share (“Common Shares”), are traded on the New York Stock Exchange (the “NYSE”) under the symbol “NMS.” Preferred Shares and/or Rights issued by the Fund may also be listed on a securities exchange.

The closing price of the Common Shares, as reported by the NYSE on November 13, 2024, was $13.42 per Common Share. The net asset value (“NAV”) of the Common Shares at the close of business on that same date was $12.65 per Common Share. As of November 13, 2024, the Fund had 5,792,271 Common Shares outstanding and net assets applicable to Common Shares of $73,245,411. See “Description of Shares.”

The Offering	The Fund may offer, from time to time, in one or more offerings, up to 600,000 Common Shares, preferred shares (“Preferred Shares”), and/or subscription rights to purchase Common Shares (“Rights,” and collectively with Common Shares and Preferred Shares, “Securities”), in any combination, on terms to be determined at the time of the offering. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. The prospectus supplement relating to any offering of Securities will describe such offering, including, as applicable, the names of any underwriters, dealers or agents and information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. For more information about the manners in which the Fund may offer Securities, see “Plan of Distribution.” The prospectus supplement relating to any Rights offering will set forth the number of Common Shares issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering. The minimum price on any day at which the Common Shares may be sold will not be less than the NAV per Common Share at the time of the offering plus the per share amount of any underwriting commission or discount; provided that Rights offerings that meet certain conditions may be offered at a price below the then current NAV. See “Rights Offerings.”

The Fund may not sell any Securities through agents, underwriters or dealers without delivery, or deemed delivery, of a prospectus, including the appropriate prospectus supplement, describing the method and terms of the particular offering of such Securities. You should read this Prospectus and the applicable prospectus supplement carefully before you invest in our Securities.

Investment Objectives and Policies	Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Investment Objectives” and “—Investment Policies,” as such investment objectives and investment policies may be supplemented from time to time, which are incorporated by reference herein, for a discussion of the Fund’s investment objectives and policies.

There can be no assurance that such strategies will be successful. For a more complete discussion of the Fund’s portfolio composition and its corresponding risks, see “The Fund’s Investments” and “Risk Factors.”

2

Investment Adviser	Nuveen Fund Advisors, the Fund’s investment adviser, is responsible for overseeing the Fund’s overall investment strategy and its implementation. Nuveen Fund Advisors offers advisory and investment management services to a broad range of investment company clients. Nuveen Fund Advisors has overall responsibility for management of the Fund, oversees the management of the Fund’s portfolio, manages the Fund’s business affairs and provides certain clerical, bookkeeping and other administrative services. Nuveen Fund Advisors is located at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen Fund Advisors is an indirect subsidiary of Nuveen, LLC (“Nuveen”), the investment management arm of Teachers Insurance and Annuity Association of America (“TIAA”). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and is the companion organization of College Retirement Equities Fund. As of September 30, 2024, Nuveen managed approximately $1.3 trillion in assets, of which approximately $150.8 billion was managed by Nuveen Fund Advisors.

Sub-Adviser	Nuveen Asset Management, located at 333 West Wacker Drive, Chicago, Illinois 60606, serves as the Fund’s sub-adviser. Nuveen Asset Management, a registered investment adviser, is a wholly-owned subsidiary of Nuveen Fund Advisors. Nuveen Asset Management oversees the day-to-day investment operations of the Fund.

Use of Leverage	The Fund uses leverage to pursue its investment objectives. The Fund may use leverage to the extent permitted by the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund may source leverage through a number of methods, including through issuing Preferred Shares of beneficial interest, which have seniority over the Common Shares, borrowings and the issuance of debt securities. In addition, the Fund may also use other forms of leverage including, but not limited to, portfolio investments that have the economic effect of leverage, such as by investing in residual interest certificates of tender option bond trusts, also called inverse floating rate securities.

Currently, the Fund employs leverage through its outstanding Adjustable Rate MuniFund Term Preferred Shares (“AMTP Shares”), which have seniority over the Common Shares. The Fund also currently invests in residual interest certificates of tender option bond trusts, also called inverse floating rate securities, that have the economic effect of leverage because the Fund’s investment exposure to the underlying bonds held by the trust have been effectively financed by the trust’s issuance of floating rate certificates.

Reverse repurchase agreements involve the sale of securities held by the Fund with an agreement to repurchase the securities at an agreed-upon price, date and interest payment. Selling a portfolio security and agreeing to buy it back under a reverse repurchase agreement is economically equivalent to borrowing.

In pursuit of its investment objectives, the Fund may reduce or increase the amount and type of leverage based upon changes in market conditions and composition of the Fund’s holdings. The Fund’s leverage ratio varies from time to time based upon such changes in the amount of leverage used and variations in the value of the Fund’s holdings. So long as the net income received on the Fund’s investments purchased with leverage proceeds exceeds the then current expense on any leverage, the investment of leverage proceeds will generate more net income than if the Fund had not used leverage. Under these circumstances, the excess net income will be available to pay higher distributions to Common Shareholders. However, if the net income received from the Fund’s portfolio investments purchased with leverage is less than the then current expense on outstanding leverage, the Fund may be required to utilize other Fund assets to make expense payments on outstanding leverage, which may result in a decline in Common Share NAV and reduced net investment income available for distribution to Common Shareholders.

The Fund may borrow for temporary purposes as permitted by the 1940 Act. The Fund, along with certain other funds managed by Nuveen Fund Advisors (the “Participating Funds”), are parties to a committed unsecured credit facility (the “Facility”) provided by a group of lenders, under which Participating Funds may borrow for temporary purposes only. Outstanding balances drawn by the Fund, or any other Participating Fund, will bear interest at a variable rate and is the liability of such Fund. The Facility is not intended for sustained levered investment purposes. A large portion of the Facility’s capacity (and corresponding annual costs, excluding interest cost) is currently allocated by Nuveen Fund Advisors to a small number of Participating Funds, which does not include the Fund. The Facility has a 364-day term and will expire in June 2025 unless extended or renewed. Because participation in the Facility creates a conflict of interest in determining which Participating Funds may draw upon the Facility at any point in time, Participating Funds have been allocated different first priority portions of the committed amount of the Facility based primarily on the expected likelihood and extent of the need to borrow under the Facility. The use of leverage creates additional risks for Common Shareholders, including increased variability of the Fund’s NAV, net income and distributions in relation to market changes. There is no assurance that the Fund will use leverage. The Fund’s use of leverage may not work as planned or achieve its goals.

The Fund pays a management fee to Nuveen Fund Advisors (which in turn pays a portion of such fee to Nuveen Asset Management) based on a percentage of Managed Assets. Managed Assets include the proceeds realized and managed from the Fund’s use of most types of leverage (excluding the leverage exposure attributable to the use of futures, swaps and similar derivatives). Because Managed Assets include the Fund’s net assets as well as assets that are attributable to the Fund’s investment of the proceeds of its leverage, the Fund’s Managed Assets are greater than its net assets. Nuveen Fund Advisors and Nuveen Asset Management are responsible for using leverage to pursue the Fund’s investment objectives. Nuveen Fund Advisors and Nuveen Asset Management base their decision regarding whether and how much leverage to use for the Fund, and the terms of that leverage, on their assessment of whether such use of leverage is in the best interests of the Fund. However, a decision to employ or increase leverage has the effect, all other things being equal, of increasing Managed Assets, and in turn Nuveen Fund Advisors’ and Nuveen Asset Management’s management fees. Thus, Nuveen Fund Advisors and Nuveen Asset Management have a conflict of interest in determining whether to use or increase leverage. Nuveen Fund Advisors and Nuveen Asset Management seek to manage that conflict by recommending to the Board of Trustees to leverage the Fund (or increase such leverage) only when they determine that such action would be in the best interests of the Fund and its Common Shareholders, and by periodically reviewing with the Board of Trustees the Fund’s performance and the impact of the use of leverage on that performance.

Distributions	The Fund pays regular monthly cash distributions to Common Shareholders (stated in terms of a fixed cents per Common Share dividend distribution rate which may be set from time to time). The Fund intends to distribute all or substantially all of its net investment income each year through its regular monthly distributions and to distribute realized capital gains at least annually. In addition, in any monthly period, to maintain its declared per common share distribution amount, the Fund may distribute more or less than its net investment income during the period. In the event the Fund distributes more than its net investment income during any yearly period, such distributions may also include realized gains and/or a return of capital. To the extent that a distribution includes a return of capital the NAV per share may erode. If a distribution includes anything other than net investment income, the Fund provides a notice of the best estimate of its distribution sources at the time. See “Distributions.”

The Fund reserves the right to change its distribution policy and the basis for establishing the rate of its monthly distributions at any time and may do so without prior notice to Common Shareholders.

Custodian and Transfer Agent	State Street Bank and Trust Company serves as the Fund’s custodian, and Computershare Inc. and Computershare Trust Company, N.A. serves as the Fund’s transfer agent for the Common Shares. The corresponding agent for any Preferred Shares will be identified in the related prospectus supplement. See “Custodian and Transfer Agent.”

Risk Factors	Investment in the Fund involves risk. The Fund is designed as a long-term investment and not as a trading vehicle. The Fund is not intended to be a complete investment program. Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds,” as such principal risks may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the principal risks you should consider before making an investment in the Fund. Any additional risks applicable to a particular offering of Securities will be set forth in the related prospectus supplement.

Use of Proceeds	Unless otherwise specified in a prospectus supplement, the Fund will use the net proceeds from any offering of Securities, pursuant to this Prospectus, to make investments in accordance with the Fund’s investment objectives. See “Use of Proceeds.”

Federal Income Tax	The Fund has elected to be treated, and intends to qualify each year, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). To qualify for the favorable U.S. federal income tax treatment generally accorded to a RIC under Subchapter M of the Code the Fund must, among other requirements, derive in each taxable year at least 90% of its gross income from certain prescribed sources and satisfy a diversification test on a quarterly basis. If the Fund fails to satisfy the qualifying income or diversification requirements in any taxable year, the Fund may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. Additionally, relief is provided for certain de minimis failures of the diversification requirements where the Fund corrects the failure within a specified period. In order to be eligible for the relief provisions with respect to a failure to meet the diversification requirements, the Fund may be required to dispose of certain assets. If these relief provisions were not available to the Fund and it were to fail to qualify for treatment as a RIC for a taxable year, all of its taxable income (including its net capital gain) would be subject to tax at the 21% regular corporate rate without any deduction for distributions to shareholders, and such distributions would be taxable as ordinary dividends to the extent of the Fund’s current and accumulated earnings and profits. To qualify to pay exempt-interest dividends, which are treated as items of interest excludable from gross income for federal income tax purposes, at least 50% of the value of the total assets of the Fund must consist of obligations exempt from regular income tax as of the close of each quarter of the Fund’s taxable year. If the proportion of taxable investments held by the Fund exceeds 50% of the Fund’s total assets as of the close of any quarter of any Fund taxable year, the Fund will not for that taxable year satisfy the general eligibility test that otherwise permits it to pay exempt-interest dividends.

See “Fund Tax Risk,” as contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds—Fund Level and Other Risks.”

Governing Law	The Fund’s Declaration of Trust (the “Declaration of Trust”) is, and each Statement and Statement Supplement for Preferred Shares will be, governed by the laws of the Commonwealth of Massachusetts.

SUMMARY OF FUND EXPENSES

The purpose of the table below and the Examples below are to help you understand all fees and expenses that you, as a Common Shareholder, would bear directly or indirectly. The table shows the expenses of the Fund as a percentage of the average net assets applicable to Common Shares, and not as a percentage of total assets or Managed Assets.

Shareholder Transaction Expenses
Maximum Sales Charge (as a percentage of offering price)	1.00	%*
Dividend Reinvestment Plan Fees (1)	$2.50

*	The maximum sales charge for offerings made at-the-market is 1.00%. If the Common Shares are sold to or through underwriters in an offering that is not made at-the-market, the applicable Prospectus Supplement will set forth any other applicable sales load and the estimated offering expenses. Fund shareholders will pay all offering expenses involved with an offering.

As a Percentage of Net Assets Attributable to Common Shares(2)
Annual Expenses
Management Fees	1.03%
Interest and Other Related Expenses (3)	3.08%
Other Expenses (4)	0.19%

Total Annual Expenses	4.30%

(1)	You will be charged a $2.50 service charge and pay brokerage charges if you direct Computershare Inc. and Computershare Trust Company, N.A., as agent for the Common Shareholders (the “Plan Agent”), to sell your Common Shares held in a dividend reinvestment account.

(2)	Stated as annualized percentages of average net assets attributable to Common Shares for the fiscal year ended May 31, 2024.

(3)	Interest and Other Related Expenses reflect actual expenses and fees for leverage incurred by the Fund for the fiscal year ended May 31, 2024. The types of leverage used by the Fund during the fiscal year ended May 31, 2024 are described in the Fund Leverage and the Notes to Financial Statements sections of this annual report. Actual Interest and Other Related Expenses incurred in the future maybe higher or lower. If short-term market interest rates rise in the future, and if the Fund continues to maintain leverage, the cost of which is tied to short-term interest rates, the Fund's interest expenses on its short-term borrowings can be expected to rise in tandem. The Fund's use of leverage will increase the amount of management fees paid to the Fund's adviser and sub-advisor(s).

(4)	Other Expenses is based on estimated amounts for the current fiscal year. Expenses attributable to the Fund’s investments, if any, in other investment companies are currently estimated not to exceed 0.01%. See “The Fund’s Investments—Other Investment Companies” in the SAI.

Example

The following example illustrates the expenses, including the transaction fee (referred to as the “Maximum Sales Charge” in the Shareholder Transaction Expenses table above), if any, that a common shareholder would pay on a $1,000 investment that is held for the time periods provided in the table. The example assumes that all dividends and other distributions are reinvested in the Fund and that the Fund’s Annual Expenses, as provided above, remain the same. The example also assumes a 5% annual return. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

1 Year	3 Years	5 Years	10 Years
$53	$139	$227	$451

The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown above.

FINANCIAL HIGHLIGHTS

The Fund’s financial highlights for the fiscal years ended May 31, 2024, May 31, 2023, May 31, 2022, May 31, 2021, and May 31, 2020 are incorporated by reference from the Fund’s Annual Report for the fiscal year ended May 31, 2024 (File No. 811-22967), as filed with the SEC on Form N-CSR on August 6, 2024. The financial highlights for each of these fiscal periods have been derived from financial statements audited by KPMG LLP, an independent registered public accounting firm, for the last five fiscal periods. KPMG LLP has not reviewed or examined any records, transactions or events after the date of the May 31, 2024 report. The Fund’s financial highlights for the fiscal years ended May 31, 2019, May 31, 2018, May 31, 2017, May 31, 2016, and May 31, 2015, are incorporated by reference to the Fund’s Annual Report for the fiscal year ended May 31, 2019 (File No. 811-22967), as filed with the SEC on Form N-CSR on August 8, 2019. A copy of the Fund’s Annual Report may be obtained from www.sec.gov or by visiting www.nuveen.com.

TRADING AND NET ASSET VALUE INFORMATION

The following table shows for the periods indicated: (i) the high and low sales prices for Common Shares reported as of the end of the day on the NYSE, (ii) the high and low NAV of the Common Shares, and (iii) the high and low of the premium/(discount) to NAV (expressed as a percentage) of the Common Shares. The Fund's Common Shares have historically traded both at premiums and discounts in relation to the Fund's NAV per share. The Fund cannot predict whether its Common Shares will trade at a premium or discount to NAV in the future. The Board of Trustees has currently determined that, at least annually, it will consider action that might be taken to reduce or eliminate any material discount from NAV in respect of Common Shares, which may include the repurchase of such shares in the open market or in private transactions, the making of a tender offer for such shares at NAV, or the conversion of the Fund to an open-end investment company. The Fund cannot assure you that its Board of Trustees will decide to take any of these actions, or that share repurchases or tender offers will actually reduce market discount.

	Market Price		Net Asset Value		Premium/(Discount)
Fiscal Quarter Ended	High	Low	High	Low	High	Low
August 2024	$12.92	$10.80	$12.79	$12.44	0.99%	(13.18)%
May 2024	$11.35	$10.74	$12.83	$12.42	(11.54)%	(13.53)%
February 2024	$11.25	$10.85	$12.83	$12.56	(12.31)%	(13.61)%
November 2023	$10.69	$9.22	$12.47	$11.14	(14.27)%	(17.24)%
August 2023	$11.30	$10.53	$12.73	$12.28	(11.23)%	(14.25)%
May 2023	$12.10	$10.88	$12.88	$12.48	(6.06)%	(12.82)%
February 2023	$12.38	$11.23	$13.11	$12.59	(5.57)%	(10.80)%
November 2022	$14.81	$10.37	$12.90	$11.52	14.80%	(9.98)%
August 2022	$15.75	$14.49	$13.43	$13.43	17.27%	7.89%

The net asset value per Common Share, the market price, and percentage of premium/(discount) to net asset value per Common Share on November 13, 2024, $12.65, $13.42 and 6.09%, respectively. As of November 13, 2024, the Fund had 5,792,271 Common Shares outstanding and net assets applicable to Common Shares of $73,245,411.

THE FUND

The Fund is a diversified, closed-end management investment company registered under the 1940 Act. The Fund was organized as a Massachusetts business trust on April 28, 2014, pursuant to the Declaration of Trust, which is governed by the laws of the Commonwealth of Massachusetts. The Fund’s Common Shares are listed on the NYSE under the symbol “NMS.” Preferred Shares and/or Rights issued by the Fund may also be listed on a securities exchange.

The following provides information about the Fund’s outstanding Common Shares and Preferred Shares as of November 13, 2024:

Title of Class	Amount Authorized	Amount Held by the Fund or for its Account	Amount Outstanding
Common Shares	Unlimited	0	5,792,271
Preferred Shares	Unlimited	0	498
AMTP Series 2028 Shares	528	0	498

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from any offering will be invested in accordance with the Fund’s investment objectives and policies as stated below. Pending investment, the timing of which may vary depending on the size of the investment but in no case is expected to exceed 30 days, it is anticipated that the proceeds will be invested in short-term or long-term securities issued by the U.S. Government or its agencies or instrumentalities or in high-quality, short-term money market instruments. See “Use of Leverage.”

THE FUND’S INVESTMENTS

Investment Objectives and Policies

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Investment Objectives” and “—Investment Policies,” as such investment objectives and investment policies may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the Fund’s investment objectives and policies.

Portfolio Composition and Other Information

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Investment Policies—Portfolio Contents,” as such portfolio contents may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the investments principally included in the Fund’s portfolio. More detailed information about the Fund’s portfolio investments are contained in the SAI under “The Fund’s Investments.”

Portfolio Turnover

The Fund may engage in portfolio trading when considered appropriate, but short-term trading will not be used as the primary means of achieving the Fund’s investment objectives. For the fiscal year ended May 31, 2024, the Fund’s portfolio turnover rate was 29%. However, there are no limits on the Fund’s rate of portfolio turnover, and investments may be sold without regard to length of time held when, in Nuveen Asset Management’s opinion, investment considerations warrant such action. A higher portfolio turnover rate would result in correspondingly greater brokerage commissions and other transactional expenses that are borne by the Fund. Although these commissions and expenses are not reflected in the Fund’s “Annual Expenses” disclosed above, they will be reflected in the Fund’s total return. In addition, high portfolio turnover may result in the realization of net short-term capital gains by the Fund which, when distributed to shareholders, will be taxable as ordinary income. See “Tax Matters.”

Other Policies

Certain investment policies specifically identified in the SAI as such are considered fundamental and may not be changed without shareholder approval. See “Investment Restrictions” in the SAI.

 USE OF LEVERAGE

The Fund uses leverage to pursue its investment objectives. The Fund may use leverage to the extent permitted by the 1940 Act. The Fund may source leverage through a number of methods including through issuing Preferred Shares, borrowings, the issuance of debt securities, and investing in residual interest certificates of tender option bond trusts, also called inverse floating rate securities, that have the economic effect of leverage because the Fund’s investment exposure to the underlying bonds held by the trust have been effectively financed by the trust’s issuance of floating rate certificates. See “The Fund’s Investments—Portfolio Composition—Municipal Securities” and “Inverse Floating Rate Securities and Floating Rate Securities” and “Investment Restrictions” in the SAI. For a discussion of risks, see “Portfolio Level Risks—Inverse Floating Rate Securities Risk” and “Fund Level and Other Risks—Reverse Repurchase Agreement Risk,” as each such risk is contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds.” The Fund may also use certain derivatives and other instruments that have the economic effect of leverage by creating additional investment exposure.

10

Currently, the Fund employs leverage through its outstanding AMTP Shares which have seniority over the Common Shares. The Fund currently also invests in residual interest certificates of tender option bond trusts, also called inverse floating rate securities, that have the economic effect of leverage because the Fund’s investment exposure to the underlying bonds held by the trust have been effectively financed by the trust’s issuance of floating rate certificates.

The Fund may issue “senior securities” as defined under the 1940 Act. “Senior securities” include (i) the issuance of Preferred Shares; (ii) borrowings (including loans from financial institutions); and (iii) the issuance of debt securities. “Senior securities” have seniority over the Common Shares in regard to the income and assets of the Fund.

Reverse repurchase agreements involve the sale of securities held by the Fund with an agreement to repurchase the securities at an agreed-upon price, date and interest payment. Selling a portfolio security and agreeing to buy it back under a reverse repurchase agreement is economically equivalent to borrowing.

The Fund may use derivatives, such as interest rate swaps with varying terms, to fix the effective rate paid on all or a portion of the Fund's leverage, in an effort to lower leverage costs over an extended period. Interest rate swaps are bi-lateral agreements whereby parties agree to exchange future payments, typically based upon the differential of a fixed rate and a variable rate, on a specified notional amount. Interest rate swaps can enable the Fund to effectively convert its variable leverage expense to fixed, or vice-versa. For example, if the Fund issues leverage having a short-term floating rate of interest, the Fund could use interest rate swaps to hedge against a rise in the short-term benchmark interest rates associated with its outstanding leverage. In doing so, the Fund would seek to achieve lower leverage costs, and thereby enhance Common Share distributions, over an extended period, which would be the result if short-term market interest rates on average exceed the fixed interest rate over the term of the swap. To the extent the fixed swap rate is greater than short-term market interest rates on average over the period, overall costs associated with leverage will be greater (and thereby reduce distributions to Common Shareholders) than if the Fund had not entered into the interest rate swap(s).

The Fund also may borrow for temporary purposes as permitted by the 1940 Act. The Fund, along with certain other funds managed by Nuveen Fund Advisors (the “Participating Funds”), are parties to a committed unsecured credit facility (the “Facility”) provided by a group of lenders, under which Participating Funds may borrow for temporary purposes only. Outstanding balances drawn by the Fund, or any other Participating Fund, will bear interest at a variable rate and is the liability of such Fund. The Facility is not intended for sustained levered investment purposes. A large portion of the Facility’s capacity (and corresponding annual costs, excluding interest cost) is currently allocated by Nuveen Fund Advisors to a small number of Participating Funds, which does not include the Fund. The Facility has a 364-day term and will expire in June 2025 unless extended or renewed. Because participation in the Facility creates a conflict of interest in determining which Participating Funds may draw upon the Facility at any point in time, Participating Funds have been allocated different first priority portions of the committed amount of the Facility based primarily on the expected likelihood and extent of the need to borrow under the Facility.

In pursuit of its investment objectives, the Fund may reduce or increase the amount and type of leverage based upon changes in market conditions and composition of the Fund’s holdings. The Fund’s leverage ratio will vary from time to time based upon such changes in the amount of leverage used and variations in the value of the Fund’s holdings. So long as the net income received from the Fund’s investments purchased with leverage proceeds exceeds the then current expense of any leverage, the investment of the proceeds of leverage will generate more net income than if the Fund had not leveraged itself. Under these circumstances, the excess net income will be available to pay higher distributions to Common Shareholders. However, if the net income received from the Fund’s portfolio investments purchased with the proceeds of leverage is less than the current expense of any leverage, the Fund may be required to utilize other Fund assets to make interest or dividend payments on its leveraging instruments which may result in a decline in Common Share NAV and reduced net investment income available for distribution to Common Shareholders.

The Fund pays a management fee to Nuveen Fund Advisors (which in turn pays a portion of such fee to Nuveen Asset Management) based on a percentage of Managed Assets. Managed Assets include the proceeds realized and managed from the Fund’s use of most types of leverage (excluding the leverage exposure attributable to the use of futures, swaps and similar derivatives). Because Managed Assets include the Fund’s net assets as well as assets that are attributable to the Fund’s investment of the proceeds of its leverage, it is anticipated that the Fund’s Managed Assets will be greater than its net assets. Nuveen Fund Advisors and Nuveen Asset Management are responsible for using leverage to pursue the Fund’s investment objectives. Nuveen Fund Advisors and Nuveen Asset Management will base their decision regarding whether and how much leverage to use for the Fund, and the terms of that leverage, on their assessment of whether such use of leverage is in the best interests of the Fund. However, a decision to employ or increase leverage will have the effect, all other things being equal, of increasing Managed Assets and in turn Nuveen Fund Advisors’ and Nuveen Asset Management’s management fees. Thus, Nuveen Fund Advisors and Nuveen Asset Management have a conflict of interest in determining whether to use or increase leverage. Nuveen Fund Advisors and Nuveen Asset Management will seek to manage that conflict by using leverage only when they determine that it would be in the best interests of the Fund and its Common Shareholders, and by periodically reviewing with the Board of Trustees the Fund’s performance and the Fund’s degree of overall use of leverage and the impact of the use of leverage on that performance.

The 1940 Act generally defines a “senior security” as any bond, debenture, note, or similar obligation or instrument constituting a security and evidencing indebtedness, and any stock of a class having priority over any other class as to distribution of assets or payment of dividends; however, the term does not include any promissory note or other evidence of indebtedness issued in consideration of any loan, extension, or renewal thereof, made for temporary purposes and in an amount not exceeding five percent of the value of the Fund’s total assets. A loan shall be presumed to be for temporary purposes if it is repaid within 60 days and is not extended or renewed.

Under the 1940 Act, the Fund is not permitted to issue “senior securities” that are Preferred Shares if, immediately after the issuance of Preferred Shares, the asset coverage ratio with respect to such Preferred Shares would be less than 200%. With respect to any such Preferred Shares, asset coverage means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Fund plus the aggregate liquidation preference of such Preferred Shares.

Under the 1940 Act, the Fund is not permitted to issue “senior securities representing indebtedness” if, immediately after the issuance of such senior securities representing indebtedness, the asset coverage ratio with respect to such senior securities would be less than 300%. “Senior securities representing indebtedness” include borrowings (including loans from financial institutions) and debt securities. “Senior securities representing indebtedness” also include other derivative investments or transactions, such as reverse repurchase agreements, to the extent the Fund has not fully covered, segregated or earmarked cash or liquid assets in accordance with the 1940 Act, the rules thereunder, and applicable positions of the SEC and its staff. With respect to any such senior securities representing debt, asset coverage means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities (as defined in the 1940 Act), bears to the aggregate amount of such borrowing represented by senior securities issued by the Fund.

If the Fund issues senior securities and the asset coverage with respect to such senior securities declines below the required ratios discussed above (as a result of market fluctuations or otherwise), the Fund may sell portfolio securities when it may be disadvantageous to do so.

Certain types of leverage used by the Fund may result in the Fund being subject to certain covenants, asset coverage or other portfolio composition limits by its lenders, debt or preferred securities purchasers, rating agencies that may rate the debt or preferred securities, or reverse repurchase counterparties. Such limitations may be more stringent than those imposed by the 1940 Act and may impact whether the Fund is able to maintain its desired amount of leverage. At this time Nuveen Fund Advisors does not believe that any such potential investment limitations will impede it from managing the Fund’s portfolio in accordance with its investment objectives and policies.

Utilization of leverage is a speculative investment technique and involves certain risks to the Common Shareholders, including increased variability of the Fund’s net income, distributions and NAV in relation to market changes. See “Leverage Risk,” as such risk is contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds—Fund Level and Other Risks.” There is no assurance that the Fund will use leverage or that the Fund’s use of leverage will work as planned or achieve its goals.

Effects of Leverage

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Effects of Leverage,” as such may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the effects of leverage.

RISK FACTORS

Risk is inherent in all investing. Investing in any investment company security involves risk, including the risk that you may receive little or no return on your investment or even that you may lose part or all of your investment. Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds,” as such principal risks may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the principal risks you should consider before making an investment in the Fund. Any additional risks applicable to a particular offering of Securities will be set forth in the related prospectus supplement.

MANAGEMENT OF THE FUND

Trustees and Officers

The Board of Trustees is responsible for the management of the Fund, including supervision of the duties performed by Nuveen Fund Advisors and Nuveen Asset Management. The names and business addresses of the trustees and officers of the Fund and their principal occupations and other affiliations during the past five years are set forth under “Management of the Fund” in the SAI.

Investment Adviser, Sub-Adviser and Portfolio Managers

Investment Adviser. Nuveen Fund Advisors, LLC, the Fund’s investment adviser, is responsible for overseeing the Fund’s overall investment strategy and implementation. Nuveen Fund Advisors offers advisory and investment management services to a broad range of investment company clients. Nuveen Fund Advisors has overall responsibility for management of the Fund, oversees the management of the Fund’s portfolio, manages the Fund’s business affairs and provides certain clerical, bookkeeping and other administrative services. Nuveen Fund Advisors is located at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen Fund Advisors is an indirect subsidiary of Nuveen, the investment management arm of TIAA. TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and is the companion organization of College Retirement Equities Fund. As of September 30, 2024, Nuveen managed approximately $1.3 trillion in assets, of which approximately $150.8 billion was managed by Nuveen Fund Advisors.

Sub-Adviser. Nuveen Asset Management, LLC, located at 333 West Wacker Drive, Chicago, Illinois 60606, serves as the Fund’s sub-adviser pursuant to a sub-advisory agreement between Nuveen Fund Advisors and Nuveen Asset Management (the “Sub-Advisory Agreement”). Nuveen Asset Management, a registered investment adviser, is a wholly owned subsidiary of Nuveen Fund Advisors. Nuveen Asset Management oversees day-to-day investment operations of the Fund. Pursuant to the Sub-Advisory Agreement, Nuveen Asset Management is compensated for the services it provides to the Fund with a portion of the management fee Nuveen Fund Advisors receives from the Fund. Nuveen Fund Advisors and Nuveen Asset Management retain the right to reallocate investment advisory responsibilities and fees between themselves in the future.

Portfolio Managers. Nuveen Asset Management is responsible for the execution of specific investment strategies and day-to-day investment operations of the Fund. Nuveen Asset Management manages the Nuveen funds using a team of analysts and portfolio managers that focuses on a specific group of funds. The day-to-day operation of the Fund and the execution of its specific investment strategies is the primary responsibility of Michael S. Hamilton and Stephen J. Candido, the designated portfolio managers of the Fund. Messrs. Hamilton and Candido have served as portfolio managers of the Fund since October 2023.

Michael S. Hamilton, Managing Director and Portfolio Manager at Nuveen Asset Management, manages tax-exempt fixed income portfolios. He began working in the investment industry when he joined the firm in 1989. He became a portfolio manager in 1992, and was previously a fixed income fund manager and trader. Mr. Hamilton graduated with a B.A. from the College of Idaho and an M.B.A. from Western Washington University. Mr. Hamilton is a member of the CFA Institute and Portland Society of Financial Analysts.

Stephen J. Candido, CFA, Managing Director at Nuveen Asset Management, is a portfolio manager for high yield municipal strategies at Nuveen, managing high yield funds and institutional accounts. He also has responsibility for tax-exempt open-end funds and closed-end funds that allocate to both investment grade and high yield municipals. Stephen started working in the investment industry in 1996 when he joined Nuveen in the unit trust division. Prior to his current role, he was a vice president and senior research analyst specializing in high yield sectors including land secured credits, project finance and housing. Stephen was also an assistant vice president for Nuveen's global structured products team beginning in 2005. He also served as the manager of the fixed income unit trust product management and pricing group starting in 2001 and prior to that held positions as an equity research analyst and fixed income pricing analyst. Stephen graduated with a B.S. in Finance from Miami University and an M.B.A. in Finance from the University of Illinois at Chicago. He holds the Chartered Financial Analyst designation and is a member of the CFA Institute and the CFA Society of Chicago.

Additional information about the Portfolio Managers’ compensation, other accounts managed by the Portfolio Managers and the Portfolio Managers’ ownership of securities in the Fund is provided in the SAI. The SAI is available free of charge by calling (800) 257-8787 or by visiting the Fund’s website at www.nuveen.com. The information contained in, or that can be accessed through, the Fund’s website is not part of this Prospectus or the SAI, except to the extent specifically incorporated by reference herein or in the SAI.

Investment Management and Sub-Advisory Agreements

Investment Management Agreement. Pursuant to an investment management agreement between Nuveen Fund Advisors and the Fund (the “Investment Management Agreement”), the Fund has agreed to pay an annual management fee for the services and facilities provided by Nuveen Fund Advisors, payable on a monthly basis, based on the sum of a fund-level fee and a complex-level fee, as described below.

Fund-Level Fee. The annual fund-level fee for the Fund, payable monthly, is calculated according to the following schedule:

Average Daily Managed Assets*	Fund Level Fee Rate
For the first $125 million	0.4500%
For the next $125 million	0.4375%
For the next $250 million	0.4250%
For the next $500 million	0.4125%
For the next $1 billion	0.4000%
For the next $3 billion	0.3750%
For managed assets over $5 billion	0.3625%

Complex-Level Fee. The overall complex-level fee, payable monthly, begins at a maximum rate of 0.1600% of the Fund’s average daily managed assets, with breakpoints for eligible complex-level assets above $124.3 billion. Therefore, the maximum management fee rate for the Fund is the Fund-level fee plus 0.1600%. The current overall complex-level fee schedule is as follows:

Complex-Level Asset Breakpoint Level*	Complex-Level Fee
For the first $124.3 billion	0.1600%
For the next $75.7 billion	0.1350%
For the next $200 billion	0.1325%
For eligible assets over $400 billion	0.1300%

*	See “Investment Adviser, Sub-Adviser and Portfolio Managers” in the SAI for more detailed information about the complex-level fee and eligible complex-level assets.

As of October 31, 2024, the complex-level fee rate for the Fund was 0.1572%.

In addition to the fee of Nuveen Fund Advisors, the Fund pays all other costs and expenses of its operations, including compensation of its trustees (other than those affiliated with Nuveen Fund Advisors and Nuveen Asset Management), custodian, transfer agency and dividend disbursing expenses, legal fees, expenses of independent auditors, expenses of repurchasing shares, expenses associated with any borrowings, expenses of issuing any Preferred Shares, expenses of preparing, printing and distributing shareholder reports, notices, proxy statements and reports to governmental agencies, and taxes, if any. All fees and expenses are accrued daily and deducted before payment of dividends to investors.

A discussion regarding the basis for the Board of Trustees' most recent approval of the Investment Management Agreement for the Fund may be found in the Fund’s annual report to shareholders dated May 31, 2024.

Sub-Advisory Agreement. Pursuant to the Sub-Advisory Agreement, Nuveen Asset Management receives from Nuveen Fund Advisors a management fee equal to 38.4615% of Nuveen Fund Advisors' net management fee from the Fund. Nuveen Fund Advisors and Nuveen Asset Management retain the right to reallocate investment advisory responsibilities and fees between themselves in the future.

A discussion regarding the basis for the Board of Trustees' most recent approval of the Sub-Advisory Agreement may be found in the Fund’s annual report to shareholders dated May 31, 2024.

Control Persons and Principal Holders of Common Shares

As of October 31, 2024, no shareholders owned of record, or were known by the Fund to own of record or beneficially, five percent or more of any class of shares of the Fund.

NET ASSET VALUE

The Fund’s NAV per Common Share is determined as of the close of trading (normally 4:00 p.m. Eastern time) on each day the NYSE is open for business. NAV is calculated by taking the market value of the Fund’s total assets, less all liabilities, and dividing by the total number of Common Shares outstanding. The result, rounded to the nearest cent, is the NAV per share.

The Fund utilizes independent pricing services approved by the Board of Trustees to value portfolio instruments at their market value. Independent pricing services typically value non-equity portfolio instruments utilizing a range of market-based inputs and assumptions, including readily available market quotations obtained from broker-dealers making markets in such instruments, cash flows and transactions for comparable instruments. In valuing municipal securities, the pricing services may also consider, among other factors, the yields or prices of municipal securities of comparable quality, type of issue, coupon, maturity and rating and the obligor’s credit characteristics considered relevant by the pricing service or Nuveen Fund Advisors. In pricing certain securities, particularly less liquid and lower quality securities, the pricing services may consider information about a security, its issuer or market activity provided by Nuveen Fund Advisors or Nuveen Asset Management.

If a price cannot be obtained from a pricing service or other pre-approved source, or if the Fund’s valuation designee deems such price to be unreliable, or if a significant event occurs after the close of the local market but prior to the time at which the Fund’s NAV is calculated, a portfolio instrument will be valued at its fair value as determined in good faith by the Fund’s valuation designee. The Fund’s valuation designee may determine that a price is unreliable in various circumstances. For example, a price may be deemed unreliable if it has not changed for an identified period of time, or has changed from the previous day’s price by more than a threshold amount, and recent transactions and/or broker dealer price quotations differ materially from the price in question.

The Board of Trustees has designated Nuveen Fund Advisors as the Fund’s valuation designee pursuant to Rule 2a-5 under the 1940 Act and delegated to Nuveen Fund Advisors the day-to-day responsibility of making fair value determinations. All fair value determinations made by Nuveen Fund Advisors are subject to review by the Board of Trustees. As a general principle, the fair value of a portfolio instrument is the amount that an owner might reasonably expect to receive upon the instrument’s current sale. A range of factors and analysis may be considered when determining fair value, including relevant market data, interest rates, credit considerations and/or issuer specific news. However, fair valuation involves subjective judgments, and it is possible that the fair value determined for a portfolio instrument may be materially different from the value that could be realized upon the sale of that instrument.

DISTRIBUTIONS

The Fund pays regular monthly cash distributions to Common Shareholders (stated in terms of a fixed cents per Common Share dividend distribution rate which may be set from time to time). The Fund intends to distribute all or substantially all of its net investment income each year through its regular monthly distributions and to distribute realized capital gains at least annually. In addition, in any monthly period, to maintain its declared per common share distribution amount, the Fund may distribute more or less than its net investment income during the period. In the event the Fund distributes more than its net investment income during any yearly period, such distributions may also include realized gains and/or a return of capital.

To the extent that a distribution includes a return of capital the NAV per share may erode. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

If the Fund’s distribution includes anything other than net investment income, the Fund will provide a notice to Common Shareholders of its best estimate of the distribution sources at the time of the distribution. These estimates may not match the final tax characterization (for the full year’s distributions) contained in the Common Shareholders’ 1099-DIV forms after the end of the year.

While the Fund intends to distribute all realized capital gains at least annually, the Fund may elect to retain all or a portion of any net capital gain (which is the excess of net long-term capital gain over net short-term capital loss) otherwise allocable to Common Shareholders and pay U.S. federal income tax on the retained gain. As provided under U.S. federal income tax law, Common Shareholders of record as of the end of the Fund’s taxable year will include their share of the retained net capital gain in their income for the year as a long-term capital gain (regardless of their holding period in the common shares), and will be entitled to an income tax credit or refund for the federal income tax deemed paid on their behalf by the Fund. If the Fund’s total distributions during a given year is an amount that exceeds the Fund’s current and accumulated earnings and profits, the excess would be treated by Common Shareholders as return of capital for federal income tax purposes to the extent of the Common Shareholder’s basis in their shares and thereafter as capital gain.

Distributions will be reinvested in additional shares under the Fund’s Dividend Reinvestment Plan unless a shareholder elects to receive cash. The Fund reserves the right to change its distribution policy and the basis for establishing the rate of its monthly distributions at any time and may do so without prior notice to Common Shareholders.

DIVIDEND REINVESTMENT PLAN

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Dividend Reinvestment Plan,” which is incorporated by reference herein, for a discussion of the Fund’s dividend reinvestment plan.

PLAN OF DISTRIBUTION

The Fund may offer and sell Securities from time to time on an immediate, continuous or delayed basis, in one or more offerings under this Prospectus and a related prospectus supplement, on terms to be determined at the time of the offering. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. Sales of Securities may be made in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “1933 Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

The prospectus supplement relating to any offering of Securities will describe the terms of such offering, including, as applicable:

●	the names of any agents, underwriters or dealers;

●	any sales loads, underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compenation;

●	any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers or agents;

●	the public offering or purchase price of the offered Securities, the estimated net proceeds the Fund will receive from the sale and the use of proceeds; and

●	any securities exchange on which the offered Securities may be listed.

The prospectus supplement relating to any Rights offering will set forth the number of Common Shares issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering.

Direct Sales

The Fund may offer and sell Securities directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the 1933 Act for any resales of Securities. In this case, no underwriters or agents would be involved. The Fund may use electronic media, including the Internet, to sell offered Securities directly. The Fund will describe the terms of any of those sales in a prospectus supplement.

By Agents

The Fund may offer and sell Securities through an agent or agents designated by the Fund from time to time. An agent may sell Securities it has purchased from the Fund as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from the Fund to the dealers. After the initial offering of Securities, the offering price (in the case of Securities to be resold at a fixed offering price), the concession and the discount may be changed.

By Underwriters

If any underwriters are involved in the offer and sale of Securities, such Securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all Securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to underwriters may be changed from time to time.

In connection with an offering of Common Shares, if a prospectus supplement so indicates, the Fund may grant the underwriters an option to purchase additional Common Shares at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of the prospectus supplement, to cover any overallotments.

By Dealers

The Fund may offer and sell Securities from time to time through one or more dealers who would purchase the securities as principal. The dealers then may resell the offered Securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. The Fund will set forth the names of the dealers and the terms of the transaction in the prospectus supplement.

General

Any underwriters, dealer or agent participating in an offering of Securities may be deemed to be an “underwriter,” as that term is defined in the 1933 Act, of Securities so offered and sold, and any discounts and commission received by them, and any profit realized by them on resale of the offered Securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the 1933 Act.

Underwriters, dealers and agents may be entitled, under agreements entered into with the Fund, to indemnification by the Fund against some liabilities, including liabilities under the 1933 Act.

The Fund may offer to sell Securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

To facilitate an offering of Common Shares in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Common Shares or any other Security. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

●	An overallotment in connection with an offering creates a short position in the Common Shares for the underwriter’s own account.

●	An underwriter may place a stabilizing bid to purchase the Common Shares for the purpose of pegging, fixing, or maintaining the price of the Common Shares.

●	Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the Common Shares by bidding for, and purchasing, the Common Shares or any other Securities in the open market in order to reduce a short position created in connection with the offering.

●	The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when the Common Shares originally sold by the syndicate member are purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. Underwriters are not required to engage in these activities and may end any of these activities at any time.

In connection with any Rights offering, the Fund may also enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase Common Shares remaining unsubscribed for after the Rights offering.

Unless otherwise indicated in the prospectus supplement, each series of offered Preferred Shares will be a new issue of securities for which there currently is no market. Any underwriters to whom Preferred Shares are sold for public offering and sale may make a market in such Preferred Shares as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Shares.

Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for the Fund and/or any of the Fund’s affiliates in the ordinary course of business.

The maximum amount of compensation to be received by any Financial Industry Regulatory Authority (“FINRA”) member or independent broker-dealer will not exceed the applicable FINRA limit for the sale of any securities being offered pursuant to Rule 415 under the Securities Act. We will not pay any compensation to any underwriter or agent in the form of warrants, options, consulting or structuring fees or similar arrangements.

To the extent permitted under the 1940 Act and the rules and regulations promulgated thereunder, the underwriters may from time to time act as a broker or dealer and receive fees in connection with the execution of the Fund’s portfolio transactions after the underwriters have ceased to be underwriters and, subject to certain restrictions, each may act as a broker while it is an underwriter.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of Securities for sale to their online brokerage account holders. Such allocations of Securities for Internet distributions will be made on the same basis as other allocations. In addition, Securities may be sold by the underwriters to securities dealers who resell Securities to online brokerage account holders.

DESCRIPTION OF SHARES

Common Shares

The Declaration of Trust authorizes the issuance of an unlimited number of Common Shares. The Common Shares have a par value of $0.01 per share and, subject to the rights of holders of any Preferred Shares, have equal rights to the payment of dividends and the distribution of assets upon liquidation. The Common Shares when issued, are fully paid and, subject to matters discussed in “Certain Provisions in the Declaration of Trust and By-Laws,” non-assessable, and have no preemptive or conversion rights or rights to cumulative voting. A copy of the Declaration of Trust is filed with the SEC as an exhibit to the Fund’s registration statement of which this Prospectus is a part.

Each whole Common Share has one vote with respect to matters submitted for a vote by the Fund’s Common Shareholders and on which the shareholder is entitled to vote, and each fractional share shall be entitled to a proportional fractional vote consistent with the requirements of the 1940 Act and the rules promulgated thereunder, and will vote together as a single class. Whenever the Fund incurs borrowings and/or Preferred Shares are outstanding, Common Shareholders will not be entitled to receive any cash distributions from the Fund unless all interest on such borrowings has been paid and all accumulated dividends on Preferred Shares have been paid, unless asset coverage (as defined in the 1940 Act) with respect to any borrowings would be at least 300% after giving effect to the distributions and asset coverage (as defined in the 1940 Act) with respect to Preferred Shares would be at least 200% after giving effect to the distributions. See “—Preferred Shares” below.

The Common Shares are listed on the NYSE and trade under the ticker symbol “NMS.” The Fund intends to hold annual meetings of shareholders so long as the Common Shares are listed on a national securities exchange and such meetings are required as a condition to such listing. The Fund does not issue share certificates.

Unlike open-end funds, closed-end funds like the Fund do not provide daily redemptions. Rather, if a shareholder determines to buy additional Common Shares or sell shares already held, the shareholder may conveniently do so by trading on the exchange through a broker or otherwise. Common shares of closed-end investment companies may frequently trade on an exchange at prices lower than NAV. Common shares of closed-end investment companies like the Fund have during some periods traded at prices higher than NAV and have during other periods traded at prices lower than NAV.

Because the market value of the Common Shares may be influenced by such factors as distribution levels (which are in turn affected by expenses), call protection, dividend stability, portfolio credit quality, NAV, relative demand for and supply of such shares in the market, general market and economic conditions, and other factors beyond the control of the Fund, the Fund cannot assure you that Common Shares will trade at a price equal to or higher than NAV in the future. The Common Shares are designed primarily for long-term investors, and investors in the Common Shares should not view the Fund as a vehicle for trading purposes. See “Repurchase of Fund Shares; Conversion to Open-End Fund.”

Preferred Shares

The Fund’s Declaration of Trust authorizes the issuance of an unlimited number of Preferred Shares in one or more classes or series, with rights as determined by the Board of Trustees, by action of the Board of Trustees without the approval of the Common Shareholders. On December 13, 2018, there were 528 AMTP Series 2028 Preferred Shares authorized to be issued. As of November 13, 2024, there were 498 AMTP Series 2028 Preferred Shares outstanding. The AMTP Series 2028 Preferred Shares have various rights that were approved by the Board of Trustees without the approval of Common Shareholders, which are specified in the Fund’s statement establishing and fixing the rights and preferences with respect to such Shares (each, a “Statement”). The discussion below generally describes the rights of the holders of Preferred Shares, including rights generally applicable to the holders of the Fund’s outstanding AMTP Shares, although the terms of any Preferred Shares that may be issued by the Fund may be the same as, or different from, the terms described below, subject to the applicable Statement, applicable law and the Declaration of Trust.

Under the 1940 Act, the Fund is not permitted to issue “senior securities” that are Preferred Shares if, immediately after the issuance of Preferred Shares, the asset coverage ratio would be less than 200%. See “Use of Leverage.” Additionally, the Fund will generally not be permitted to purchase any of its Common Shares or declare dividends (except a dividend payable in Common Shares) or other distributions on its Common Shares unless, at the time of such purchase or declaration, the asset coverage ratio with respect to such Preferred Shares, after taking into account such purchase or distribution, is at least 200%. Preferred Shares issued by the Fund have priority over the Common Shares.

For so long as any Preferred Shares are outstanding, the Fund will not: (1) declare or pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares) in respect of the Common Shares, (2) call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares, or (3) pay any proceeds of the liquidation of the Fund in respect of the Common Shares, unless, in each case, (A) immediately thereafter, the Fund shall be in compliance with the 200% asset coverage limitations set forth under the 1940 Act after deducting the amount of such dividend or other distribution or redemption or purchase price or liquidation proceeds and (B) all cumulative dividends and other distributions of shares of all series of Preferred Shares of the Fund due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition shall have been declared and paid.

Distribution Preference

The Fund’s Preferred Shares have complete priority over the Common Shares as to distribution of assets.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Fund, holders of Preferred Shares would be entitled to receive a preferential liquidating distribution (expected to equal the original purchase price per share plus accumulated and unpaid dividends thereon, whether or not earned or declared) before any distribution of assets is made to Common Shareholders. After payment of the full amount of the liquidating distribution to which they are entitled, holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by the Fund. A consolidation or merger of the Fund with or into another entity or a sale of all or substantially all of the assets of the Fund shall not be deemed to be a liquidation, dissolution or winding up of the Fund.

Voting Rights

In connection with any issuance of Preferred Shares, the Fund must comply with Section 18(i) of the 1940 Act, which requires, among other things, that Preferred Shares be voting shares and have equal voting rights with Common Shares. Except with respect to certain matters affecting only the holders of the Preferred Shares and except as discussed further below, holders of Preferred Shares vote together with Common Shareholders as a single class on matters submitted to Fund shareholders.

In connection with the election of the Fund’s trustees, holders of Preferred Shares, voting as a separate class, are entitled to elect two of the Fund’s trustees, and the remaining trustees are elected by Common Shareholders and holders of Preferred Shares, voting together as a single class. In addition, if at any time dividends on the Fund’s outstanding Preferred Shares are unpaid in an amount equal to two full years’ dividends thereon, the holders of all outstanding Preferred Shares, voting as a separate class, would be entitled to elect a majority of the Fund’s trustees until all dividends in arrears have been paid or declared and set apart for payment.

The Statement with respect to each series of the Fund’s Preferred Shares sets forth certain voting and consent rights of the holders of such Shares, including with respect to certain actions that would affect the preferences, rights, or powers of such class or series or the authorization or issuance of any class or series ranking prior to the Preferred Shares. Except as may otherwise be required by law, the Fund’s Declaration of Trust requires that (1) the affirmative vote of the holders of at least two-thirds of the Fund’s Preferred Shares outstanding at the time, voting as a separate class, would be required to approve any conversion of the Fund from a closed-end to an open-end investment company and (2) the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares, voting as a separate class, would be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares; provided however, that such separate class vote would be a majority vote if the action in question has previously been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of trustees fixed in accordance with the Declaration of Trust or the By-laws. The affirmative vote of the holders of a majority of the outstanding Preferred Shares, voting as a separate class, would be required to approve any action not described in the preceding sentence requiring a vote of security holders under Section 13(a) of the 1940 Act including, among other things, changes in the Fund’s investment objectives or changes in the investment restrictions described as fundamental policies under “Investment Restrictions” in the SAI. The class or series vote of holders of Preferred Shares described above would in each case be in addition to any separate vote of the requisite percentage of Common Shares and Preferred Shares necessary to authorize the action in question.

The foregoing voting provisions would not apply with respect to the Fund’s Preferred Shares if, at or prior to the time when a vote was required, such shares have been (1) redeemed or (2) called for redemption and sufficient funds would have been deposited in trust to effect such redemption.

Redemption, Purchase and Sale of Preferred Shares

The terms of the Preferred Shares may provide that they are redeemable by the Fund at certain times, in whole or in part, at the liquidation preference of such share plus accumulated dividends, that the Fund may tender for or purchase Preferred Shares and that the Fund may subsequently resell any shares so tendered for or purchased. Any redemption or purchase of Preferred Shares by the Fund would reduce the leverage applicable to Common Shares, while any of such shares by the Fund would increase such leverage.

RIGHTS OFFERINGS

The Fund may in the future, and at its discretion, choose to make offerings of Rights to its shareholders to purchase Common Shares. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with a Rights offering to shareholders, the Fund would distribute certificates or other documentation evidencing the Rights and a prospectus supplement to the Fund’s shareholders as of the record date that the Fund sets for determining the shareholders eligible to receive Rights in such Rights offering. Any such future Rights offering will be made in accordance with the 1940 Act and, to the extent such Rights are transferable, will comply with applicable interpretations of the SEC or its staff, as such interpretations may be modified in the future, which currently require that: (i) the Fund’s Board of Trustees make a good faith determination that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the Rights for use by shareholders who do not exercise such Rights; and (iv) the ratio of such transferable Rights offering does not exceed one new share for each three rights held

The applicable prospectus supplement would describe the following terms of the Rights (to the extent each is applicable) in respect of which this Prospectus is being delivered:

●	the period of time the offering would remain open;

●	the underwriter or distributor, if any, of the Rights and any associated underwriting fees or discounts applicable to purchases of the Rights;

●	the title of such Rights;

●	the exercise price for such Rights (or method of calculation thereof);

●	the number of such Rights issued in respect of each share;

●	the number of Rights required to purchase a single share;

●	the extent to which such Rights are transferable and the market on which they may be traded if they are transferable;

●	if such Rights are transferable, a discussion regarding the Board of Trustees' basis for determining that such offering would result in a net benefit to existing shareholders;

●	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such Rights;

●	the date on which the right to exercise such Rights will commence, and the date on which such right will expire (subject to any extension);

●	the extent to which such Rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

●	termination rights the Fund may have in connection with such Rights offering;

●	the expected trading market, if any, for such Rights; and

●	any other terms of such Rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such Rights.

A certain number of Rights would entitle the holder of the Right(s) to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in, the prospectus supplement relating to the Rights offered thereby. Rights would be exercisable at any time up to the close of business on the expiration date for such Rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised Rights would become void. Upon expiration of the Rights offering and the receipt of payment and the Rights certificate or other appropriate documentation properly executed and completed and duly executed at the corporate trust office of the Rights agent, or any other office indicated in the prospectus supplement, the Common Shares purchased as a result of such exercise will be issued as soon as practicable. To the extent permissible under applicable law, the Fund may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

CERTAIN PROVISIONS IN THE DECLARATION OF TRUST AND BY-LAWS

General. The By-laws of the Fund provide that by becoming a shareholder of the Fund, each shareholder shall be deemed to have agreed to be bound by the terms of the Declaration of Trust and By-laws. However, neither the Declaration of Trust nor the By-laws purport to require the waiver of a shareholder’s rights under the federal securities laws.

Shareholder and Trustee Liability. Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the Fund’s obligations. However, the Declaration of Trust contains an express disclaimer of shareholder liability for the Fund’s debts or obligations and requires that notice of such limited liability be given in each agreement, obligation or instrument entered into or executed by the Fund or the trustees. The Declaration of Trust further provides for indemnification out of the Fund’s assets and property for all loss and expense of any shareholder held personally liable for the Fund’s obligations. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund would be unable to meet its obligations. The Fund believes that the likelihood of such circumstances is remote.

The Declaration of Trust provides that the Fund’s obligations are not binding upon the Fund’s trustees individually, but only upon the Fund’s assets and property, and that the trustees shall not be liable for errors of judgment or mistakes of fact or law. Nothing in the Declaration of Trust, however, protects a trustee against any liability to which the trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the trustee’s office.

Anti-Takeover Provisions. The Declaration of Trust and By-laws include provisions that could limit the ability of other entities or persons to acquire control of the Fund or to convert the Fund to open-end status. The By-laws require the Board of Trustees be divided into three classes with staggered terms. See “Management of the Fund” in the SAI. This provision of the By-laws could delay for up to two years the replacement of a majority of the Board of Trustees. When Preferred Shares are issued, holders of Preferred Shares, voting as a separate class, are entitled to elect two of the Fund’s trustees. In addition, the Declaration of Trust requires a vote by holders of at least two-thirds of the Common Shares and, if issued, Preferred Shares, voting together as a single class, except as described below, to authorize (1) a conversion of the Fund from a closed-end to an open-end investment company, (2) a merger or consolidation of the Fund, or a series or class of the Fund, with any corporation, association, trust or other organization or a reorganization of the Fund, or a series or class of the Fund, (3) a sale, lease or transfer of all or substantially all of the Fund’s assets (other than in the regular course of the Fund’s investment activities), (4) in certain circumstances, a termination of the Fund, or a series or class of the Fund or (5) a removal of trustees by shareholders, and then only for cause, unless, with respect to (1) through (4), such transaction has already been authorized by the affirmative vote of two-thirds of the total number of trustees fixed in accordance with the Declaration of Trust or the By-laws, in which case the affirmative vote of the holders of at least a majority of the Fund’s Common Shares and, if issued, Preferred Shares outstanding at the time, voting together as a single class, would be required; provided, however, that where only a particular class or series is affected (or, in the case of removing a trustee, when the trustee has been elected by only one class), only the required vote by the applicable class or series will be required. However, approval of shareholders would not be required for any transaction, whether deemed a merger, consolidation, reorganization or otherwise whereby the Fund issues shares in connection with the acquisition of assets (including those subject to liabilities) from any other investment company or similar entity. In the case of the conversion of the Fund to an open-end investment company, or in the case of any of the foregoing transactions constituting a plan of reorganization that adversely affects the holders of any outstanding Preferred Shares, the action in question also would require the affirmative vote of the holders of at least two-thirds of the Preferred Shares outstanding at the time, voting as a separate class, unless such transaction has already been authorized by the affirmative vote of two-thirds of the total number of trustees fixed in accordance with the Declaration of Trust or the By-laws, in which case the affirmative vote of the holders of at least a majority of the Fund’s Preferred Shares outstanding at the time would be required. None of the foregoing provisions may be amended except by the vote of at least two-thirds of the Common Shares and any preferred shares voting together as a single class. The votes required to approve the conversion of the Fund from a closed-end to an open-end investment company or to approve transactions constituting a plan of reorganization which adversely affects the holders of preferred shares are higher than those required by the 1940 Act. The Board of Trustees believes that the provisions of the Declaration of Trust relating to such higher votes are in the best interest of the Fund and its shareholders.

Procedural Requirements on Derivative Actions, Exclusive Jurisdiction and Jury Trial Waiver. The By-laws of the Fund contain certain provisions affecting potential shareholder claims against the Fund, including procedural requirements for derivative actions, an exclusive forum provision, and the waiver of shareholder rights to a jury trial. Massachusetts is considered a “universal demand” state, meaning that under Massachusetts corporate law a shareholder must make a demand on the company before bringing a derivative action (i.e., a lawsuit brought by a shareholder on behalf of the company). The By-laws of the Fund provide detailed procedures for the bringing of derivative actions by shareholders which are modeled on the substantive provisions of the Massachusetts corporate law derivative demand statute. The procedures are intended to permit legitimate inquiries and claims while avoiding the time, expense, distraction, and other harm that can be caused to the Fund or its shareholders as a result of spurious shareholder demands and derivative actions. Among other things, these procedures:

●	provide that before bringing a derivative action, a shareholder must make a written demand to the Fund;

●	establish a 90-day review period, subject to extension in certain circumstances, for the Board of Trustees to evaluate the shareholder’s demand;

●	establish a mechanism for the Board of Trustees to submit the question of whether to maintain a derivative action to a vote of shareholders;

●	provide that if the Fund does not notify the requesting shareholder of the rejection of the demand within the applicable review period, the shareholder may commence a derivative action;

●	establish bases upon which a trustee will not be considered to be not independent for purposes of evaluating a derivative demand; and

●	provide that if the trustees who are independent for purposes of considering a shareholder demand determine in good faith within the applicable review period that the maintenance of a derivative action is not in the best interest of the Fund, the shareholder shall not be permitted to maintain a derivative action unless the shareholder first sustains the burden of proof to the court that the decision of the trustees not to pursue the requested action was not a good faith exercise of their business judgment on behalf of the Fund.

These procedures may be more restrictive than procedures for bringing derivative suits applicable to other investment companies.

The By-laws also require that actions by shareholders against the Fund, except for actions under the U.S. federal securities laws, be brought only in a certain federal court in Massachusetts, or if not permitted to be brought in federal court, then in the Business Litigation Session of the Massachusetts Superior Court in Suffolk County (the “Exclusive Jurisdictions”), and that the right to jury trial be waived to the fullest extent permitted by law. Other investment companies may not be subject to similar restrictions. The designation of Exclusive Jurisdictions may make it more expensive for a shareholder to bring a suit than if the shareholder were permitted to select another jurisdiction. In the event a shareholder selects another jurisdiction to bring its suit and the venue for such suit is subsequently changed back to an Exclusive Jurisdiction through the legal process, then such shareholder shall be required to reimburse all expenses incurred by the Fund or any other person in effecting such change of venue back to the Exclusive Jurisdiction. Also, the designation of Exclusive Jurisdictions and the waiver of jury trials limit a shareholder’s ability to litigate a claim in the jurisdiction and in a manner that may be more favorable to the shareholder. It is possible that a court may choose not to enforce these provisions of the Fund’s By-laws.

Preemptive Rights. The Declaration of Trust provides that Common Shareholders shall have no right to acquire, purchase or subscribe for any shares or investments of the Fund, other than such right, if any, as the Fund’s Board of Trustees in its discretion may determine. As of the date of this Prospectus, no preemptive rights have been granted by the Board of Trustees.

Reference should be made to the Declaration of Trust and By-laws on file with the SEC for the full text of these provisions.

REPURCHASE OF FUND SHARES; CONVERSION TO OPEN-END FUND

The Fund is a closed-end investment company and as such its shareholders will not have the right to cause the Fund to redeem their shares. Instead, the Common Shares will trade in the open market at a price that will be a function of several factors, including dividend levels (which are in turn affected by expenses), NAV, call protection, dividend stability, portfolio credit quality, relative demand for and supply of such shares in the market, general market and economic conditions and other factors. Because shares of closed-end investment companies may frequently trade at prices lower than NAV, the Fund’s Board of Trustees has currently determined that, at least annually, it will consider action that might be taken to reduce or eliminate any material discount from NAV in respect of Common Shares, which may include the repurchase of such shares in the open market or in private transactions, the making of a tender offer for such shares at NAV, or the conversion of the Fund to an open-end investment company. The Fund cannot assure you that its Board of Trustees will decide to take any of these actions, or that share repurchases or tender offers will actually reduce market discount.

If the Fund converted to an open-end investment company, it would be required to redeem all Preferred Shares, including AMTP Shares, then outstanding (requiring in turn that it liquidate a portion of its investment portfolio), and the Common Shares would no longer be listed on the NYSE or elsewhere and it would likely have to significantly reduce any leverage it is then employing, which may require a repositioning of its investment portfolio, which may in turn generate substantial transaction costs, which would be borne by Common Shareholders, and may adversely affect Fund performance and Fund distributions. In contrast to a closed-end investment company, shareholders of an open-end investment company may require the company to redeem their shares at any time (except in certain circumstances as authorized by the 1940 Act or the rules thereunder) at their NAV, less any redemption charge that is in effect at the time of redemption. The Fund currently expects that any such redemptions would be made in cash. The Fund may charge sales or redemption fees upon conversion to an open-end fund. In order to avoid maintaining large cash positions or liquidating favorable investments to meet redemptions, open-end investment companies typically engage in a continuous offering of their shares. Open-end investment companies are thus subject to periodic asset in-flows and out-flows that can complicate portfolio management. The Board of Trustees may at any time propose conversion of the Fund to an open-end investment company depending upon its judgment as to the advisability of such action in light of circumstances then prevailing.

Before deciding whether to take any action if the Common Shares trade below NAV, the Fund’s Board of Trustees would consider all relevant factors, including the extent and duration of the discount, the liquidity of the Fund’s portfolio, the impact of any action that might be taken on the Fund or its shareholders, and market considerations. Based on these considerations, even if the Fund’s shares should trade at a discount, the Board of Trustees may determine that, in the interest of the Fund and its shareholders, no action should be taken.

TAX MATTERS

The following information is meant as a general summary for U.S. shareholders. This summary does not discuss the tax consequences of an investment in Rights or Preferred Shares. Please see the SAI for additional information. Investors should rely on their own tax adviser for advice about the particular federal, state and local tax consequences to them of investing in the Fund.

The Fund has elected and intends to qualify each year to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended. In order to qualify for treatment as a RIC, the Fund must satisfy certain requirements regarding the sources of its income, the diversification of its assets and the distribution of its income. As a RIC, the Fund is not expected to be subject to federal income tax. The Fund primarily invests in municipal securities issued by states, cities and local authorities and certain possessions and territories of the United States (such as Puerto Rico or Guam) or municipal securities whose income is otherwise exempt from regular federal income taxes. To qualify to pay exempt-interest dividends, which are treated as items of interest excludable from gross income for federal income tax purposes, at least 50% of the value of the total assets of the Fund must consist of obligations exempt from regular income tax as of the close of each quarter of the Fund’s taxable year. If the proportion of taxable investments held by the Fund exceeds 50% of the Fund’s total assets as of the close of any quarter of any Fund taxable year, the Fund would not for that taxable year satisfy the general eligibility test that would otherwise permit it to pay exempt-interest dividends. A shareholder treats an exempt-interest dividend as interest on state and local bonds exempt from regular federal income tax. Federal income tax law imposes an alternative minimum tax. Interest on certain municipal securities, such as certain private activity bonds, is included as an item of tax preference in determining the amount of a taxpayer’s alternative minimum taxable income. To the extent that the Fund receives income from such municipal securities, a portion of the dividends paid by the Fund, although exempt from regular federal income tax, will be taxable to shareholders whose tax liabilities are determined under the federal alternative minimum tax. The Fund will annually provide a report indicating the percentage of the Fund’s income attributable to municipal securities and the percentage includable in federal alternative minimum taxable income.

In addition to exempt-interest dividends, the Fund may also distribute to its shareholders amounts that are treated as long-term capital gain or ordinary income (which may include short-term capital gains). These distributions are generally subject to regular federal income tax, whether or not reinvested in additional shares. Net capital gain distributions (the excess of net long-term capital gain over net short-term capital loss) that are properly reported to fund shareholders as capital dividends are generally taxable at rates applicable to long-term capital gains regardless of how long a shareholder has held its shares. Long-term capital gains are currently taxable to non-corporate shareholders at rates of up to 20%. Distributions of net short-term capital gains for a taxable year in excess of net long-term capital losses for such taxable year generally will be taxable at ordinary income rates to a shareholder receiving such distributions. The Fund does not expect that any part of its distributions to shareholders from its investments will qualify for the dividends-received deduction available to corporate shareholders or as “qualified dividend income,” which is taxable to non-corporate shareholders at preferential U.S. federal income tax rates.

A 3.8% Medicare contribution tax generally applies to all or a portion of the net investment income of a shareholder who is an individual and not a nonresident alien for U.S. federal income tax purposes and who has adjusted gross income (subject to certain adjustments) that exceeds a threshold amount ($250,000 if married filing jointly or if considered a “surviving spouse” for federal income tax purposes, $125,000 if married filing separately, and $200,000 in other cases). This 3.8% tax also applies to all or a portion of the undistributed net investment income of certain shareholders that are estates and trusts. For these purposes, interest, dividends, and certain capital gains are generally taken into account in computing a shareholder’s net investment income, but exempt-interest dividends are not taken into account.

As a RIC, the Fund will not be subject to federal income tax in any taxable year provided that it meets certain requirements. As described in “Distributions” above, the Fund may retain for investment some (or all) of its net capital gain. If the Fund retains any net capital gain or taxable net investment income, it will be subject to tax at the regular corporate rate on the amount retained. If the Fund retains any net capital gain, it may designate the retained amount as undistributed capital gains in a notice to its shareholders who, if subject to federal income tax on long-term capital gains, (i) will be required to include in income for federal income tax purposes, as long-term capital gain, their share of such undistributed amount; (ii) will be deemed to have paid their proportionate shares of the tax paid by the Fund on such undistributed amount and will be entitled to credit that amount of tax against their federal income tax liabilities, if any; and (iii) will be entitled to claim refunds to the extent the credit exceeds such liabilities. For federal income tax purposes, the tax basis of shares owned by a shareholder of the Fund will be increased by an amount equal to the difference between the amount of undistributed capital gains included in the shareholder’s gross income and the tax deemed paid by the shareholder.

Dividends declared by the Fund in October, November or December, payable to shareholders of record in such a month, and paid during the following January will be treated as having been received by shareholders in the year the distributions were declared.

Each shareholder will receive an annual statement summarizing the U.S. federal income tax status of all distributions.

The repurchase, sale or exchange of Common Shares normally will result in capital gain or loss to holders of Common Shares who hold their shares as capital assets. Generally a shareholder’s gain or loss will be long-term capital gain or loss if the shares have been held for more than one year even though the increase in value in such Common Shares may be at least partly attributable to tax-exempt interest income. Present law taxes both long-term and short-term capital gains of corporations at the rates applicable to ordinary income. For non-corporate taxpayers, however, long-term capital gains are currently taxed at rates of up to 20%. Short-term capital gains and other ordinary income are taxed to non-corporate taxpayers at ordinary income rates. If a shareholder sells or otherwise disposes of Common Shares before holding them for six months, any loss on the sale or disposition will be treated as a long-term capital loss to the extent of any amounts treated as distributions to the Common Shareholder of long-term capital gain (including any amount credited to the shareholder as undistributed capital gain) or (2) disallowed to the extent of exempt interest dividends received by a Common Shareholder. Any loss realized by a shareholder on the disposition of shares held 6 months or less is disallowed to the extent of the amount of exempt-interest dividends received by the shareholder with respect to Common Shares. Any loss realized on a sale or exchange of shares of the Fund will be disallowed to the extent those shares of the Fund are replaced by substantially identical shares of the Fund (including shares acquired by reason of participation in the Plan) within a period of 61 days beginning 30 days before and ending 30 days after the date of disposition of the original shares, or to the extent the shareholder enters into a contract or option to repurchase shares within such period. In that event, the basis of the replacement shares of the Fund will be adjusted to reflect the disallowed loss.

Any interest on indebtedness incurred or continued to purchase or carry the Fund’s shares to which exempt-interest dividends are allocated is not deductible. Under certain applicable rules, the purchase or ownership of shares may be considered to have been made with borrowed funds even though such funds are not directly used for the purchase or ownership of the shares. In addition, if you receive social security or certain railroad retirement benefits, you may be subject to U.S. federal income tax on a portion of such benefits as a result of receiving investment income, including exempt-interest dividends and other distributions paid by the Fund.

The Fund may be required to withhold (as “backup withholding”) U.S. federal income tax from distributions (including exempt-interest dividends) and repurchase proceeds payable to a shareholder if the shareholder fails to provide the Fund with his or her correct taxpayer identification number or to make required certifications, or if the shareholder has been notified by the IRS that he or she is subject to backup withholding. The backup withholding rate is 24%. Backup withholding is not an additional tax; rather, it is a way in which the IRS ensures it will collect taxes otherwise due. Any amounts withheld may be credited against a shareholder’s U.S. federal income tax liability.

Minnesota Tax Matters. Provided that the Fund qualifies as a “RIC” under the Code, exempt-interest dividends paid by the Fund and derived from interest income on tax-exempt obligations of Minnesota, its political subdivisions, municipalities, agencies or instrumentalities, or the tribal government of an Indian tribe located in Minnesota (“Minnesota Sources”), will be exempt from the regular Minnesota personal income tax imposed on individuals, estates and trusts, provided that at least 95% of all exempt-interest dividends paid by the Fund in a taxable year consists of exempt-interest dividends derived from Minnesota Sources. Furthermore, exempt-interest dividends, if any, derived from interest on certain obligations issued by U.S. territories and possessions will also be exempt from the regular Minnesota personal income tax, although exempt-interest dividends paid from interest on obligations of U.S. territories and possessions are not considered to be derived from Minnesota Sources for purposes of satisfying the 95% test. Other dividends paid by the Fund, including other exempt-interest dividends paid from sources other than Minnesota Sources, and distributions derived from net short-term and long-term capital gains, are not exempt from the regular Minnesota personal income tax imposed on individuals, estates, and trusts.

Minnesota imposes an alternative minimum tax on individuals, estates, and trusts that is based, in part, on the taxpayer's federal alternative minimum taxable income. To the extent that exempt-interest dividends are included in federal alternative minimum taxable income, they will also be included in Minnesota alternative minimum taxable income.

All distributions from the Fund, including exempt-interest dividends derived from Minnesota Sources, will be includable in taxable income for purposes of determining the Minnesota franchise tax imposed on corporations and financial institutions.

Interest on indebtedness which is incurred or continued by an individual, a trust or an estate to purchase or carry shares of the Fund generally will not be deductible for regular Minnesota personal income tax purposes.

The Fund may invest in municipal securities that pay interest that is taxable under the federal alternative minimum tax. If you are, or as a result of investment in the Fund would become, subject to the federal alternative minimum tax, the Fund may not be a suitable investment for you. In addition, distributions of taxable ordinary income (including any net short-term capital gain) will be taxable to shareholders as ordinary income (and not eligible for favorable taxation as “qualified dividend income”), and capital gain dividends will be taxable as long-term capital gains.

Other State and Local Tax Matters. The exemption from U.S. federal and Minnesota income tax for exempt-interest dividends generally does not result in exemption for such dividends under the income or other tax laws of any state or local taxing authority. In some states, however, the portion of any exempt-interest dividends derived from interest received by the Fund on its holdings of that state’s securities and those of its political subdivisions and instrumentalities is exempt from the state’s income tax. The Fund will report annually to its shareholders the percentage of interest income earned by the Fund during the preceding year on tax-exempt obligations indicating, on a state-by-state basis, the source of such income. Shareholders of the Fund are advised to consult their own tax advisors about state and local tax matters.

CUSTODIAN AND TRANSFER AGENT

The custodian of the assets of the Fund is State Street Bank and Trust Company, located at One Congress Street, Suite 1, Boston, Massachusetts 02114-2016 (the “Custodian”). The Custodian performs custodial, fund accounting and portfolio accounting services. The Fund’s transfer, shareholder services and dividend paying agent with respect to the Fund’s Common Shares is Computershare Inc. and Computershare Trust Company, N.A., located at 150 Royall Street, Canton, Massachusetts 02021. The transfer agent, tender and dividend paying agent and calculation agent for any Preferred Shares, will be identified in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”), an independent registered public accounting firm, served as independent registered public accounting firm to the Fund for the fiscal years ended May 31, 2024 through May 31, 2015. The principal business address of KPMG is 200 East Randolph Street Chicago, IL 60601.

PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, has been selected to serve as independent registered public accounting firm to the Fund for the current fiscal year. The principal business address of PwC is One North Wacker Dr, Chicago, IL 60606.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for the Fund by Stradley Ronon Stevens & Young, LLP, located at 2005 Market Street, Suite 2600, Philadelphia, Pennsylvania. Stradley Ronon Stevens & Young, LLP may rely as to certain matters of Massachusetts law on the opinion of Morgan, Lewis & Bockius LLP. Any additional legal opinions will be described in a prospectus supplement.

AVAILABLE INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the 1940 Act and is required to file reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information about the Fund can be inspected at the offices of the NYSE.

This Prospectus does not contain all of the information in the Fund’s Registration Statement, including amendments, exhibits, and schedules. Statements in this Prospectus about the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by this reference.

Additional information about the Fund and the Securities can be found in the Fund’s Registration Statement (including amendments, exhibits, and schedules) on Form N-2 filed with the SEC. The SEC maintains a website (http://www.sec.gov) that contains the Fund’s Registration Statement, other documents incorporated by reference, and other information the Fund has filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

INCORPORATION BY REFERENCE

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Section 30(b)(2) of the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering will be incorporated by reference into this Prospectus and deemed to be part of this Prospectus from the date of the filing of such reports and documents:

●	The Fund’s SAI, dated November 22, 2024;

●	The Fund’s annual report on Form N-CSR for the fiscal year ended May 31, 2024; and

●	The Fund's annual report on Form N-CSR for the fiscal year ended May 31, 2019.

●	The description of the Common Shares contained in the Fund’s Registration Statement on Form 8-A (File No. 001-36665) filed with the SEC on September 29, 2014, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

The information incorporated by reference is considered to be part of this Prospectus, and later information that the Fund files with the SEC will automatically update and supersede this information. Incorporated materials not delivered with the Prospectus may be obtained, without charge, by calling (800) 257-8787, by writing to the Fund at 333 West Wacker Drive, Chicago, Illinois 60606, or from the Fund’s website (http://www.nuveen.com).